GREENLIGHT RE PROMOTES BART HEDGES TO CEO

GRAND CAYMAN, Cayman Islands (May 2, 2011) – Greenlight Capital Re, Ltd.  (NASDAQ: GLRE) (“Greenlight Re” or the “Company”), a multi-line property and casualty reinsurance company headquartered in the Cayman Islands, today announced that the Company will promote Bart Hedges to Chief Executive Officer effective August 15, 2011.

Hedges is the current President and Chief Underwriting Officer of Greenlight Re.  He will succeed Greenlight Re Chief Executive Officer Len Goldberg effective with Goldberg’s planned retirement.  Hedges will also serve on the Board of Greenlight Re.

“Greenlight Re is staffed with a small team of highly capable executives and professionals.  As a result, we believe the Company is well positioned to execute on its business plan under Bart’s leadership.  With five years of experience working with Bart, we know first hand that he is highly capable and prepared to lead Greenlight Re in its next stage of development,” stated David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “Bart has significant executive experience and has worked closely with Len to build the Company.  This is a natural leadership transition which will serve Greenlight Re well.”

“I am very excited about the opportunity to lead Greenlight Re,” said Hedges.  “I firmly believe in our unique business model, which enables us to select the best opportunities for our underwriting portfolio and investment activities.  Together with our talented team of professionals who share that vision, I look forward to continuing to build long-term relationships with clients and executing Greenlight Re’s strategy.”

“Bart’s disciplined underwriting style and proven decision-making track record have been instrumental to the success of Greenlight Re,” said Goldberg.  “I am delighted the Board has selected him to continue to execute our mission.”

With 25 years of reinsurance experience and 10 years in executive leadership roles, Hedges, 45, has a proven record of success.  He joined Greenlight Re in January 2006 as President and Chief Underwriting Officer, playing a key role in establishing the Company in the offshore reinsurance market.  Previously Hedges served as President and Chief Operating Officer at Platinum Underwriters Bermuda Ltd., reporting directly to the Board of Directors, where he was responsible for the initial start-up and managed its day-to-day operations.  Prior to that, Hedges held executive positions at Scandinavian Reinsurance Company Bermuda Ltd., as President and Chief Executive Officer and as Executive Vice President and Chief Operating Officer.  Hedges honed his actuarial analysis, client management and business development skills as an Actuarial Consultant with Tillinghast-Towers Perrin, and as a Senior Manager at Deloitte & Touche.  Hedges is a Fellow of the Casualty Actuarial Society, and a Member of the American Academy of Actuaries.  He received a Bachelor of Science in Mathematics from Towson State University.

Concurrent with Hedges becoming Chief Executive Officer, Greenlight Re will promote Brendan Barry to Chief Underwriting Officer and Claude Wagner to Chief Actuary.  Both are currently senior executives at Greenlight Re.  As Senior Vice President with Greenlight Re since 2006, Barry has been instrumental in building the underwriting portfolio and managing many of the day-to-day operations of the underwriting team.  Wagner, who has also been with Greenlight Re since 2006, has served as Vice President, Actuary, and is a Fellow of the Casualty Actuarial Society.

“Brendan and Claude have been instrumental in building our team of underwriters and actuaries and executing our underwriting strategy.  They have earned the respect of their teams, and demonstrated the leadership necessary to help us to continue to navigate the market effectively,” said Hedges.

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Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com